Seligman New Technologies Fund I
                                                                  Symbol: XSTFX
                                       Fund Fact Sheet as of September 30, 2001
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Fund Objective

The Fund seeks long-term capital appreciation by exploring opportunities and investing in companies that will bring us tomorrow's technologies, including private companies typically not available to the general public.

Inception Date: July 27, 1999

Per-Share Net Asset Value as of 9/30/01: $10.47


Fund Performance*
Total Return as of 9/30/01           Without            With
                                 Sales Charges       Sales Charges

1 Year                            (70.89)%             (71.76)%
Since Inception                   (43.31)              (48.89)


Market Overview

At the end of the second quarter, we believed it unlikely that fundamentals would return for technology companies in a meaningful manner by the fourth quarter of 2001; we thought it more likely that fundamentals would return by the first half 2002. Clearly, the events of September 11th worsened an already challenged environment, shocking the economy and eroding consumer confi-dence. As a result, difficulties in four of the largest end markets for capital spending in technology - telecom, financial services, manufacturing, and retail
- should have the effect of delaying a demand-driven recovery for six to nine months, to mid-2002. At this point, we believe a significant portion of the dislocation in technology stocks has been resolved. The capital markets mania is mostly behind us, with valuations dramatically more reasonable. And capital allocation - both in equity and debt markets - is going primarily to professional managements running viable businesses and serving sound end markets. We believe that if demand firms, capital markets will re-open and return on invested capital should turn positive from that point in the cycle.









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* Past  performance is no guarantee of future results.  Total return assumes the reinvestment of all dividends and distributions. Returns are calculated without and with the effect of the initial 3% maximum sales charge. The rate of return will vary and the principal value of an investment will fluctuate. Shares, if redeemed, may be worth more or less than their original cost. In addition, an investment in the Fund involves investment risks, including the possible loss of principal.

Seligman New Technologies Fund I is closed to new investment. Seligman New Technologies Fund I currently has no assets available for new venture capital investments. This material is not an offer, or a solicitation of an offer, to purchase any securities or other financial instruments, and may not be so construed. The views and opinions expressed are those of J. & W. Seligman & Co. Incorporated, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice.

Fund Holdings                                  Venture Capital Top Sectors
as a percentage of net assets                                        Percent of
[GRAPHIC OF PIE CHART OMITTED]                                       Net Assets

Cash/Short-Term Securities    14.1%            Biometric Software          15.9%
Public Companies              40.0%            Internet and New Media      15.1
Venture Capital               45.9%            Digital Consumer Electronics 8.8
                                               Broadband and Fiber Optics   2.9
                                               Wireless                     1.1

                                       Public Top Sectors
                                                                   Percent of
                                                                   Net Assets

                                       Communications Infrastructure      12.0%
                                       Semiconductors                      5.5
                                       Electronics Capital Equipment       4.4
                                       Media                               4.1
                                       Wireless                            2.8


Top Public Holdings

American Tower
Communications Infrastructure
Crown Castle International
Communications Infrastructure
Cisco Systems
Communications Infrastructure
Comcast
Media
Peregrine Systems
Computer Software
Ericsson
Communications Infrastructure
American Power Conversion
Semiconductor
Charter Communications
Media
JDS Uniphase
Communications Infrastructure
Openwave Systems
Software and Programming

Top Venture Capital Holdings

Global Medical Products
Biometric Software
Gateway Learning
Internet and New Media
Coventor
Digital Consumer Electronics
Access Data
Internet and New Media
Bernard Technologies
Internet and New Media
LifeMasters Supported Selfcare
Digital Consumer Electronics
Global Commerce Systems
Internet and New Media
Geographic Network Affiliates International
Broadband and Fiber Optics
iBiquity Digital
Digital Consumer Electronics
The Petroleum Place
Digital Consumer Electronics


      The Fund is actively managed and its holdings are subject to change.

The Fund invests primarily in the stock of technology companies, including private companies typically not available to the general public. This venture capital investing is highly speculative. Additionally, technology stocks may be sub-ject to increased government regulation and offer limited liquidity. Investments concentrated in one economic sector, such as technology, may be subject to greater price fluctuations than a portfolio of diversified investments. The stocks of smaller companies may be subject to above-average market price fluctuations. Please consult the Fund's prospectus for more information about risk.


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EQNTF8 9/01                              Distributed by Seligman Advisors, Inc.